John W. Hlywak, Jr. (Investors)            Jay Higham (Media/Physicians)
Senior Vice President & CFO                President & COO
IntegraMed America, Inc.                   IntegraMed America, Inc.
(914) 251-4143                             (914) 251-4127
email:  jhlywak@integramed.com             email:jayhigham@integramed.com
        ----------------------                   ------------------------
Web Address:  http://www.integramed.com
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                     INTEGRAMED AMERICA ANNOUNCES FORMATION
           OF ASSISTED REPRODUCTIVE TECHNOLOGY INSURANCE COMPANY, LTD.


Purchase, NY, January 4, 2005 - IntegraMed America, Inc. (Nasdaq: INMD) today announced it has partnered with eight major fertility centers to form Assisted Reproductive Technology Insurance Company, Ltd. ("ARTIC"), a limited liability company domiciled in the Cayman Islands.

Formed in partnership with Shady Grove Fertility Reproductive Science Center, Reproductive Science Center of Boston, Fertility Centers of Illinois, Seattle Reproductive Medicine, Reproductive Science Center of Bay Area, IVF Florida, Reproductive Endocrine Associates of Charlotte and Reproductive Medicine Associates of New Jersey, ARTIC is an off-shore, captive insurance company that writes malpractice insurance for medical groups specializing in comprehensive fertility care. The combined patient revenues of the fertility centers initially participating in forming ARTIC, approaches $200 million.

"During the last few years our malpractice insurance premiums have escalated tremendously despite our excellent claims history" said Robert Stillman, MD of Shady Grove Fertility Reproductive Science Center. "We have been looking for a way to try and control those costs and IntegraMed's leadership in forming ARTIC provides the perfect vehicle."

Centers that join ARTIC pay premiums to the captive. The first $250,000 in claims paid are covered by the captive. Any liability above that amount is covered by reinsurance through Everest Indemnity Insurance Company. Over time, the partners in ARTIC expect to build up sufficient reserves to either pay dividends or reduce future premiums.

                                    - more -

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"In 2004 IntegraMed achieved an enviable level of market penetration and we now contract with fertility centers that control approximately 20% of total US IVF volume," said Jay Higham, president and chief operating officer of IntegraMed America, Inc. "ARTIC is an example of how we intend to make better use of our market position by developing products and services that are profitable for the company and offer an innovative and valuable service to our customers. We intend to offer ARTIC as another benefit to fertility centers that join our network."

IntegraMed is a part owner in ARTIC and has a management contract with the captive to provide risk management services to the members. These services are designed to ensure that member centers utilize sophisticated informed consent and documentation procedures that limit risk. Couples who access medical services from member centers benefit from the infrastructure put in place for this program. The intent is to open ARTIC to IntegraMed's entire network of fertility centers in the near future.

"Medical malpractice risk in the fertility field is not well understood by most insurance companies," said Dana Hando, president and chief executive officer of Healthcare Insurance Professionals, Inc. of Houston, Texas. "As a result, most fertility physicians are lumped in with gynecologic surgeons who have had very poor malpractice claims history in recent years. An actuarial analysis of IntegraMed's claims history shows that a fraction of their malpractice premiums have gone towards paying claims over the last ten years. If that experience holds true in the future, ARTIC and its members will reap the benefits of self-insurance." Healthcare Insurance Professionals consulted with IntegraMed in forming the captive insurance company and arranged for the reinsurer's participation.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of January 4, 2005 and IntegraMed undertakes no duty to update this information.


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